Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated February 27, 2018, on the financial statements of RumbleOn, Inc. as of December 31, 2017 and December 31, 2016, and for the years ended December 31, 2017 and December 31, 2016 appearing in RumbleOn, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina
January 14, 2019